EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK, INC. REPORTS
STRONG THIRD QUARTER FISCAL 2006 EARNINGS AND
INCREASES FULL YEAR EARNINGS GUIDANCE

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Q3 Earnings Per Share (EPS) of $1.54 vs. Prior Year EPS of $1.03
Full Year Guidance for EPS Increased to $1.41-$1.64
from Previous Guidance Range of $1.05-$1.25

Philadelphia, PA, July 25, 2006 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced strong operating results for the third quarter of fiscal 2006 ended June 30, 2006, and significantly increased its targeted earnings guidance range for the full year fiscal 2006.

Net income after stock option expense for the third quarter of fiscal 2006 was $8.8 million, or $1.54 per common share (diluted).  Net income before stock option expense for the third quarter of fiscal 2006 was $9.3 million, or $1.64 per common share (diluted), a significant improvement from the net income for the third quarter of fiscal 2005 of $5.5 million, or $1.03 per common share (diluted), which did not include any stock option expense.  The Company recognized after-tax stock-based employee compensation expense (referred to herein as “stock option expense”) of $0.5 million, or $0.10 per share (diluted), for the third quarter of fiscal 2006, and did not recognize any stock option expense in fiscal 2005 since, pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), the Company was not required to expense stock-based employee compensation expense until the beginning of its fiscal 2006.  The Company’s diluted earnings per share for the third quarter of $1.54 (after stock option expense), was consistent with its recently revised guidance of between $1.52 and $1.56 per share and significantly exceeded the Company’s previous guidance range of between $1.20 and $1.34 per share provided in its April 25, 2006 press release.

Net income after stock option expense for the first nine months of fiscal 2006 was $9.7 million, or $1.77 per common share (diluted).  Net income before stock option expense for the first nine months of fiscal 2006 was $10.7 million, or $1.96 per common share (diluted), a significant improvement from the net income for the first nine months of fiscal 2005 of $5.2 million, or $0.96 per common share (diluted), which did not include any stock option expense.  The Company recognized after-tax stock-based employee compensation expense of $1.0 million, or $0.19 per share (diluted), for the first nine months of fiscal 2006, and did not recognize any stock option expense in fiscal 2005.

Given the Company’s third quarter results and its plans for the rest of the year, the Company is significantly increasing its targeted diluted earnings per share range for fiscal 2006.  The Company is increasing its targeted diluted earnings per share range for fiscal 2006 to between $1.41 and $1.64 per share after stock option expense, from its previous after-option expense guidance range of between $1.05 and $1.25 per share.  The Company is increasing its before-option expense targeted diluted earnings per share range for fiscal 2006 to between $1.66 and $1.89 per share, from its previous before-option expense guidance range of between $1.25 and $1.45 per share.  The Company projects its stock option expense for fiscal 2006 will be approximately $2.3 million on a pre-tax basis, approximately $1.4 million on an after-tax basis, or approximately $0.25 per share adverse impact on projected earnings per share for the year, compared to no stock option expense recognized in fiscal 2005 due to the Company’s adoption of SFAS No. 123(R) as of the beginning of fiscal 2006.

Net sales for the third quarter of fiscal 2006 increased 7.3% to $163.9 million from $152.7 million in the same quarter of the preceding year.  The increase in net sales for the quarter was primarily driven by increased comparable store sales, with sales increases also realized from the Company’s internet sales, its licensed arrangement with Kohl’s®, and its marketing partnerships.  Comparable store sales increased 6.4% during the third quarter of fiscal 2006 (based on

1,472 locations) versus a comparable store sales decrease of 1.9% during the third quarter of fiscal 2005 (based on 978 locations). For the quarter ended June 30, 2006, the Company opened one store and closed 17 stores, with one of these store closings related to a prior period multi-brand store opening.  The Company ended the quarter with 815 stores and 1,540 total retail locations, compared to 857 stores and 1,593 total retail locations at the end of June 2005.  Adjusted EBITDA was $23.4 million for the third quarter of fiscal 2006, a 36% increase from the $17.3 million of Adjusted EBITDA for the third quarter of fiscal 2005.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net sales for the first nine months of fiscal 2006 increased 7.9% to $459.9 million from $426.4 million for the same nine months of the preceding year.  Comparable store sales increased 3.7% during the first nine months of fiscal 2006 (based on 959 locations) versus a comparable store sales decrease of 3.1% during the first nine months of fiscal 2005 (based on 846 locations).  During the nine months ended June 30, 2006, the Company opened 12 stores, including three multi-brand stores, and closed 49 stores, with 13 of these store closings related to multi-brand store openings.  Adjusted EBITDA was $42.9 million for the first nine months of fiscal 2006, a 27% increase from the $33.8 million of Adjusted EBITDA for the first nine months of fiscal 2005.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “We are extremely pleased with our strong sales, earnings and cash flow performance for the third quarter of fiscal 2006, strengthening our conviction that we will deliver significantly improved financial results in fiscal 2006, as evidenced by the increase in our earnings guidance for the year.  Our comparable store sales for the third quarter of fiscal 2006 increased 6.4%, and we continue to experience strong sales in July.  We expect our comparable store sales for the month of July to increase by approximately 3.5% to 4.5%.  We believe that the oversupply conditions that plagued the maternity apparel business during our fiscal 2004 and 2005 have eased, and we believe that our strong sales trend during fiscal 2006 reflects this.  We also believe the strength of our product lines helped our sales performance, particularly in the Spring/Summer selling season.  We are optimistic about delivering significantly improved financial results for fiscal 2006, as we expect to see a continuation of our improved sales and gross margin trends and expect to realize increased earnings contribution from our new strategic initiatives, including increased contribution from our marketing partnerships, a full year contribution from our Sears® and Kohl’s® initiatives, and the continued rollout of our multi-brand stores.  As of June 30, 2006, we have 36 two-brand combo stores, 2 triplex stores, and 11 Destination Maternity Superstores.

“We have opened three Destination Maternity Superstores in fiscal 2006, including the grand opening on February 1 of our approximately 10,000 square foot, three-level world flagship Destination Maternity store on the corner of 57th Street and Madison Avenue in New York City, and we continue to evaluate additional potential superstore locations.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.

“We also are continuing to develop business initiatives to leverage our relationship with our maternity customers, who are undergoing a major life stage change that drives widespread changes in purchasing needs and behavior.  Our prenatal opt-in customer list and related marketing partnerships continue to grow, and we plan to continue to leverage our customer database.  We have begun to install an in-house data warehouse system that will also serve companies which market to families with young children, where our list is currently four times as large as our prenatal list, and growing each year.  We continue to grow futuretrust®, our MasterCard®-based college savings program, with new members, additional merchant partners, and the development of relationships with marketers of 529 College Savings Plans.

“For the fourth quarter of fiscal 2006, we are targeting net sales in the $138.8 to $142.6 million range, based on an assumed comparable store sales increase of 2.0% to 5.0% for the quarter, and are targeting earnings per common share (diluted) of between a loss of $(0.10) and $(0.34) per share after stock option expense.  We are targeting earnings per common share (diluted) of between a loss of $(0.03) and $(0.28) per share before projected stock option expense of $0.06 to $0.07 per share for the fourth quarter.

“We are targeting net sales for fiscal 2006 in the $599 to $603 million range, representing sales growth of approximately 7% over fiscal 2005, based on the planned sales contribution from the full-year impact of our Sears and Kohl’s initiatives, an assumed comparable store sales increase of between 3.3% and 4.0% for the full fiscal year, and planned increases in internet sales and marketing partnership revenue.

“Our targeted sales for fiscal 2006 reflect our plan to open approximately 17 new stores during the year, including 4 new multi-brand stores, and close approximately 57 to 60 stores, with approximately 14 to 15 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  These figures reflect our actual year-to-date store openings and closings and our expectations for the fourth quarter.  In addition, we now market our Two Hearts™ Maternity collection through leased departments in 562 Sears locations, and distribute our Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates approximately 749 stores in 43 states.

“We project that our gross margin for fiscal 2006 will be approximately 52.1% of net sales, an increase from our 50.6% gross margin in fiscal 2005, driven by a planned increase in gross margins in our own stores versus last year, partially offset by the full year impact of the lower gross margin realized on sales from our licensed business.  We expect our operating expenses to decrease as a percentage of net sales for fiscal 2006 versus fiscal 2005, primarily as a result of the expense leverage from the full year impact of our Sears and Kohl’s initiatives, our comparable store sales increase and other planned sales increases, as well as a continued sharp focus on expense control.

“Based on these assumptions, we are projecting operating income for fiscal 2006 in the $27.4 million to $29.6 million range, and Adjusted EBITDA (representing operating income before certain non-cash charges) in the $48.5 million to $50.7 million range, representing a projected increase of between 43% and 50% from our fiscal 2005 Adjusted EBITDA of $33.9 million.  Also, based on these assumptions, we are projecting a diluted earnings per share range for fiscal 2006 of between $1.41 and $1.64 per share after stock option expense, an increase from our previous after-option expense guidance range of between $1.05 and $1.25 per share.  Before projected stock option expense of approximately $0.25 per share for fiscal 2006, we are projecting diluted earnings per share for fiscal 2006 of between $1.66 and $1.89 per share, an increase from our previous before-option expense guidance range of between $1.25 and $1.45 per share that we provided in our April 25, 2006 press release, and a significant projected improvement from our diluted loss of $(0.03) per share for fiscal 2005.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“We plan our fiscal 2006 capital expenditures to be between $13.0 million and $14.0 million, compared to $17.6 million for fiscal 2005, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2006 year end to decrease by at least $7 million versus fiscal 2005 year end, as we anniversary the increase in inventory from our new initiatives and from intentionally bringing new season merchandise into our stores earlier than the prior year, and as we more tightly plan our inventory levels relative to sales.  Based on these targets and plans, we expect to generate significant positive free cash flow during fiscal 2006.  We project that we will end fiscal 2006 with cash and cash equivalents plus short-term investments of at least $33 million, a projected increase of at least $30 million over the comparable fiscal 2005 year end balance of $3.0 million.  This new guidance represents an increase of $8 million from our prior guidance of at least $25 million for fiscal 2006 year end cash and cash equivalents plus short-term investments.  As of the end of the third quarter of fiscal 2006, our balance of cash and cash equivalents plus short-term investments was $41.3 million, an increase of $32.6 million over the comparable fiscal 2005 end of third quarter balance of $8.7 million.  We are very pleased with our strong financial liquidity.  Although we had modest borrowings from our $60 million credit facility during portions of fiscal 2005 and portions of the first quarter of fiscal 2006, reflecting seasonal and other timing variations in cash flow, we did not have any outstanding credit line borrowings at the end of the third quarter of fiscal 2006 and expect to have none during the remainder of fiscal 2006.   We had no borrowings under our credit facility during the second and third quarters of fiscal 2006 and our average level of borrowings was $0.4 million for the first nine months of fiscal 2006.

“Looking forward to fiscal 2007, we expect to generate significantly higher earnings in fiscal 2007 than in fiscal 2006, while generating strong free cash flow.  We are targeting net sales of approximately $602 to $620 million for fiscal 2007, based on assumed comparable store sales of flat to up 3.0%.  Our targeted sales for fiscal 2007 reflect our plan to open approximately 15 to 25 new stores, including 10 to 15 new multi-brand stores, and close approximately 50 to 70 stores, with approximately 25 to 35 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  Based on our assumed comparable store sales projection range, we are targeting operating income for fiscal 2007 in the $35 to $43 million range, and Adjusted EBITDA (representing operating income before certain non-cash charges) in the $56 to $64 million range.  We are targeting diluted earnings per share for fiscal 2007 of between $2.17 and $3.00 per share after stock option expense.  Before projected stock option expense of approximately $0.45 per share for fiscal 2007, we are projecting diluted earnings per share for fiscal 2007 of between $2.62 and $3.45 per share.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.  We plan to provide more detailed guidance for fiscal 2007, including certain quarterly guidance, in November when we report fourth quarter earnings.

“We are planning our fiscal 2007 capital expenditures to be between $13 million and $16 million, primarily for new store openings, expanding and relocating selected stores, store remodelings, and continued investment in our management information systems and for continued distribution center automation.  With respect to inventory, we are planning on flat to slightly increased overall inventory levels from our projected inventory at the end of fiscal 2006.  Based on these targets and plans, we expect to generate strong free cash flow during fiscal 2007.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s third quarter fiscal 2006 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0036.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Tuesday, August 8, 2006 by calling (203) 369-0418.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of June 30, 2006, Mothers Work operates 1,540 maternity locations, including 815 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and 725 leased departments, and sells on the web through its DestinationMaternity.com and brand-specific websites.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/06	6/30/05	6/30/06	6/30/05
Net sales	$163,883	$152,740	$459,919	$426,390
Cost of goods sold	74,023	71,373	217,853	206,055
Gross profit	89,860	81,367	242,066	220,335
Selling, general and administrative
Expenses	71,933	68,547	215,035	200,476
Operating income	17,927	12,820	27,031	19,859
Interest expense, net	3,541	3,779	11,120	11,391
Income before income taxes	14,386	9,041	15,911	8,468
Income tax provision	5,612	3,532	6,207	3,303
Net income	$8,774	$5,509	$9,704	$5,165

Net income per share — basic	$1.64	$1.05	$1.83	$0.99
Average shares outstanding — basic	5,334	5,253	5,298	5,235
Net income per share — diluted	$1.54	$1.03	$1.77	$0.96
Average shares outstanding — diluted	5,684	5,372	5,496	5,373

Supplemental information:
Net income, as reported	$8,774	$5,509	$9,704	$5,165
Add: stock-based employee compensation expense (“stock option expense”), net of tax	546	—	1,041	—
Adjusted net income, before stock option expense	$9,320	$5,509	$10,745	$5,165

Adjusted net income per share — basic, before stock option expense	$1.75	$1.05	$2.03	$0.99
Adjusted net income per share — diluted, before stock option expense	$1.64	$1.03	$1.96	$0.96

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	September 30,	June 30,
	2006	2005	2005
Cash and cash equivalents	$15,641	$3,037	$8,708
Short-term investments	25,650	—	—
Inventories	97,076	105,911	111,758
Property, plant and equipment, net	72,673	76,173	79,515
Line of credit borrowings	—	—	—
Long-term debt	127,729	128,087	128,367
Stockholders’ equity	76,155	63,328	68,579

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/06	6/30/05	6/30/06	6/30/05
Operating income	$17,927	$12,820	$27,031	$19,859
Add: depreciation & amortization expense	3,942	3,935	11.879	11,543
Add: loss on impairment of long-lived assets	494	436	2,345	1,773
Add: (gain) loss on disposal of assets	152	66	(45)	673
Add: stock option expense	895	—	1,706	—
Adjusted EBITDA(1)	$23,410	$17,257	$42,916	$33,848
Net sales	$163,883	$152,740	$459,919	$426,390
Operating income margin (operating income as a percentage of net sales)	10.9%	8.4%	5.9%	4.7%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	14.3%	11.3%	9.3%	7.9%

(1)            Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) (gain) loss on disposal of assets; and (iv) stock option expense.

Reconciliation of Projected Net Income Per Share — Diluted

to Projected Adjusted Net Income  Per Share — Diluted,

Excluding Stock Option Expense

(unaudited)

For the Year Ending 9/30/06
Projected net income per share - diluted	$1.41 to 1.64
Add: per share effect of stock option expense	0.25
Projected adjusted net income per share - diluted, before stock option expense	$1.66 to 1.89

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Projected Operating Income to Projected Adjusted EBITDA

(in millions, unaudited)

For the Year Ending 9/30/06
Projected operating income	$27.4 to 29.6
Add: projected depreciation & amortization expense	16.1
Add: projected loss on impairment of long-lived assets and loss on disposal of assets	2.7
Add: projected stock option expense	2.3
Projected Adjusted EBITDA	$48.5 to 50.7

Reconciliation of Projected Net Income Per Share — Diluted

to Projected Adjusted Net Income  Per Share — Diluted,

Excluding Stock Option Expense

(unaudited)

For the Year Ending 9/30/07
Projected net income per share - diluted	$2.17 to 3.00
Add: per share effect of stock option expense	0.45
Projected adjusted net income per share - diluted, before stock option expense	$2.62 to 3.45

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Projected Operating Income to Projected Adjusted EBITDA

(in millions, unaudited)

For the Year Ending 9/30/07
Projected operating income	$35.0 to 43.0
Add: projected depreciation & amortization expense	15.7
Add: projected loss on impairment of long-lived assets and loss on disposal of assets	0.9
Add: projected stock option expense	4.4
Projected Adjusted EBITDA	$56.0 to 64.0

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